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MINNESOTA MUTUAL LIFE                       ENDORSEMENT

We have made the following changes to your contract. They modify the contract. They are considered to be a part of it. This endorsement is effective as of the original contract date unless a different effective date is shown here.

DEFINITIONS
WITHDRAWAL VALUE
The value of this contract which is available for withdrawal. This value equals the accumulation value, subject to the deferred sales charge during the first ten contract years. However, if withdrawals during the first calendar year are equal to or less than 10% of the purchase payments made during the first year and, if in subsequent calendar years they are equal to or less than 10% of the accumulation value at the end of the previous calendar year, the charge will not apply. If withdrawals in any calendar year exceed that amount, the deferred sales charge will apply to the excess.

PURCHASE PAYMENTS
A single amount paid to us as consideration for the benefits provided by this contract. The single amount will be deemed to include all purchase payments made within 12 months of the contract date. The amount of any initial all purchase must be at least $5,000. The amount of any subsequent payment during that 12 month period must be at least $1,000. Purchase payments may not exceed the amount of $250,000 except with our consent.

PURCHASE PAYMENT

IS THERE A MINIMUM AMOUNT WHICH MAY BE ALLOCATED TO THE GENERAL ACCOUNT OR SEPARATE ACCOUNT?
No.

TRANSFER PROVISIONS

DOES A DOLLAR AMOUNT LIMIT APPLY TO TRANSFERS?
No.

AMOUNT PAYABLE AT DEATH

IS THERE A GUARANTEED DEATH BENEFIT?
Yes. This contract has a guaranteed death benefit if you die before annuity payments have started. The death benefit shall be equal to the greater of: (1) the amount of the accumulation value payable at death; or (2) the amount of the initial purchase payment paid to us as consideration for this contract, less all contract withdrawals.


/s/ Robert J. Hasling                            /s/  Coleman Bloomfield
Secretary                         Registrar           President


91-9256